Exhibit 99.1

JAMBA JUICE ANNOUNCES EXECUTIVE LEADERSHIP TRANSITION PLAN

Provides update on third quarter 2015 sales

EMERYVILLE, Calif. (October 1, 2015) – Jamba, Inc. (NASDAQ:JMBA) (“Jamba” or the “Company”), a leading health and wellness brand, today announced that James D. White will be retiring as the Company’s President, Chief Executive Officer and Chairman of its Board of Directors (the “Board”). The Board has formed a search committee and hired The Elliott Group, an internationally recognized executive search firm, to identify a successor CEO, and Mr. White will remain in his current position to help oversee Jamba’s operations until a successor has been identified. The Board expects to hire a CEO who has a strong track record of success, financially and operationally, as a leader in a franchisor organization in the restaurant industry.

“I’ve been privileged to lead this pioneering and innovative company. We have transformed Jamba into a leading healthy, active lifestyle brand that is inspiring and simplifying healthy living in this country and in many countries around the world,” said Mr. White. “I am very proud of my team’s track record in turning the Company around, creating a steady stream of innovative smoothies, premium juices and foods, and creating value for our associates, franchisees and shareholders.

Mr. White continued, “While I’ve thought about this transition for a while, the timing has been influenced by the virtual completion of our accelerated refranchising initiative, which now positions Jamba as a 90 percent franchised entity. At this point, after seven years as CEO, I feel it is right for me to move on and for the Board to transfer leadership to a new generation.”

“On behalf of the entire Company, I would like to express my gratitude and appreciation to James for his service and dedication to Jamba during his tenure,” said Andrew Heyer, lead Independent Director of the Board. “Under James’ leadership, the Company has launched a number of important initiatives to strengthen Jamba’s position as the leading health and wellness brand in the restaurant industry. We wish him well in his future endeavors.”

Mr. Heyer continued, “The board thanks James for having assembled a talented senior level management team. The knowledge, skills and proven track records of our key executives will ensure that Jamba maintains its operational focus and continues the forward momentum of its refranchising efforts during the interim period. This leadership change will not impact our ongoing transition to an asset-light, franchise-focused model, and I am confident that we will continue making progress in our franchise program. The search committee is focused on recruiting an executive with extensive restaurant industry experience and a strong track record of flawless execution and financial performance to lead our team in creating extraordinary value for our customers, shareholders and employees.”

Jamba is also providing an update on the Company’s estimated same-store sales for the third quarter. Jamba expects third quarter 2015 same store system-wide sales growth to be in the range of 4-5% and company owned same store sales growth to be in the range of 5-6%. More details will be given on the Company’s third quarter 2015 earnings call to be held in early November.

About Jamba, Inc.

Jamba, Inc., owns and franchises Jamba Juice® stores through its wholly-owned subsidiary, Jamba Juice Company. Jamba Juice Company is a leading restaurant retailer of better-for-you, specialty beverage and food offerings, which include great tasting, whole fruit smoothies, fresh-squeezed juices and juice blends, hot teas and a variety of food items including, hot oatmeal, breakfast wraps, sandwiches, Artisan Flatbreads™, Energy Bowls™, baked goods and snacks. As of June 30, 2015, there were 875 store locations globally. There were 206 Company-owned and operated stores and 601 franchise-operated stores in the United States, and 68 franchise-operated international stores. Jamba Juice Company expanded the Jamba® brand by direct selling of consumer packaged goods (“CPG”) and licensing its trademarks. CPG products for at-home enjoyment are also available online, through select retailers across the nation and in Jamba® outlets in the United States.

Fans of Jamba Juice® can find out more about Jamba Juice's locations as well as specific offerings and promotions by visiting the Jamba Juice website at www.jambajuice.com or by contacting Jamba’s Guest Services team at 1-866-4R-FRUIT (473-7848).

Contacts:

ICR

Dara Dierks, 203-682-8200

investors@jambajuice.com

or

Jamba Juice

Mike Fuccillo, 510-596-0100, X-7

Dir. Corporate Communications

mfuccillo@jambajuice.com